Exhibit 99.1

          Ameron's Second Quarter Impacted by Labor Disputes

    PASADENA, Calif.--(BUSINESS WIRE)--June 25, 2004--Ameron International Corporation (NYSE:AMN) today reported results for the second quarter. The Company earned $.82 per diluted share on sales of $150.5 million for the second quarter ended May 31, 2004. Ameron earned $.97 per diluted share on sales of $147.8 million in the second quarter of 2003.
    "The second quarter continued to be impacted by strikes at two of Ameron's four Groups. We believe that second-quarter results would have been comparable to last year if the strikes had not occurred. We are pleased that new, long-term labor agreements have been negotiated on terms that will permit Ameron to remain competitive in its markets," commented James Marlen, Ameron's Chairman, President and Chief Executive Officer. "Although the Water Transmission and Performance Coatings & Finishes Groups were affected by weak markets, Ameron continued to benefit from the strength of consolidated Fiberglass-Composite Pipe operations and TAMCO, Ameron's 50%-owned steel mini-mill."
    For the first six months, Ameron earned $.49 per diluted share on sales of $280.2 million in 2004, compared to $1.24 per diluted share on sales of $278.5 million in 2003. The first-quarter loss was largely caused by bad weather and the labor disputes.
    The Fiberglass-Composite Pipe Group had higher sales and lower segment income in the second quarter. In spite of an improvement by wholly-owned, consolidated operations which benefited from the resurgent strength in Asia and a marked improvement in Europe, profits declined because of the timing of dividends from Ameron's Saudi Arabian fiberglass-pipe joint venture. Demand for fiberglass piping remains robust, driven by higher oil prices. Additionally, the escalating cost of competing products, especially steel piping, is enhancing the competitiveness of fiberglass piping. The outlook for the Fiberglass-Composite Pipe Group remains favorable. As previously announced, Ameron is proceeding to build a state-of-the-art facility to manufacture fiberglass pipe in Malaysia. The facility is expected to be operational in late 2005.
    The Water Transmission Group had flat sales but lower segment income due partly to the lingering impact of the strikes, partly to the mix of projects and soft market conditions and also to the timing of dividends from Ameron's Saudi Arabian concrete-pipe joint venture. Workers at two of the Group's plants struck in early February. Agreement was reached at one of the plants in the first quarter, at the end of February, and at the second plant in the second quarter, at the end of March. As previously announced, the market for concrete and steel pressure pipe remains soft in the western U.S. due to a cyclical lull in infrastructure spending and government budgetary constraints. The needs for fresh and waste water infrastructure remain high in the western U.S. The longer-term outlook remains positive.
    The Performance Coatings & Finishes Group continued to suffer from margin pressures and weak market conditions. Sales increased in the second quarter, but segment income declined. Sales increased as changing foreign exchange rates benefited Ameron's foreign operations. Profits declined in the U.S. and Europe, but profits increased in Australasia based on the strength of Ameron's New Zealand operations. Profits declined as the weak dollar continued to impact margins on sales by European operations into dollar-based markets in the Middle East, Eastern Europe and Russia; and costs increased in the U.S. The anticipated improvement in industrial markets in the U.S. and Europe has not occurred due to an apparent reluctance to increase spending on industrial infrastructure in North America and Europe. The offshore market in the U.S. is also weak, while the marine market remains solid. The near-term outlook for the Performance Coatings & Finishes Group remains dependent on a resurgence of spending in U.S. and European industrial markets.
    The Infrastructure Products Group had lower sales and lower profits in the second quarter, compared to the same period in 2003. The decline was caused by the strike in Hawaii. A labor dispute at the Company's principal aggregates and ready-mix concrete operations on Oahu in Hawaii began in February and ended in early April. Construction spending in Hawaii was deferred due to the labor disputes, and demand remains strong. Pole Products' sales, while slightly lower in the second quarter, remained strong as a result of the level of housing construction throughout the U.S. The outlook for the Infrastructure Products Group remains positive.
    The bulk of the second-quarter and year-to-date income from joint ventures came from TAMCO. In spite of TAMCO's significant improvement, total income from joint ventures was down due to the timing of dividends from Ameron's fiberglass-pipe and concrete-pipe ventures in Saudi Arabia. Unlike in the second quarter of 2003, neither paid a dividend in 2004. The Saudi Arabian fiberglass-pipe venture is benefiting from a strong demand for fiberglass pipe. The concrete-pipe venture is experiencing a cyclical lull in projects in Saudi Arabia. TAMCO, which is accounted for under the equity method, manufactures rebar for the construction industry. TAMCO had a much improved second quarter as the worldwide demand for steel products increased dramatically, and TAMCO is forecasted to perform at record levels for the balance of 2004.
    In June 2004, the Company's Board of Directors resolved to terminate two executive benefit programs in consideration of ongoing costs, anticipated legislative restrictions on such programs, and a preference for executive benefit plans having more predictable costs. Ameron expects to incur a one-time pretax expense of approximately $12.9 million (or $15.0 million, after tax, due to restrictions on the deductibility of certain executive compensation) in the third quarter, if, in connection with the termination, all plan participants elect lump-sum payouts of their accrued benefits. No adverse effect on liquidity or day-to-day operations is expected. Ameron previously purchased life insurance policies to cover benefits under the plans. The cash surrender values of these policies exceed the amount of lump-sum payments (totaling approximately $25.4 million) that would be required if elected by all plan participants. Termination and settlement of the plans will reduce benefit expenses in future years, as well as reduce the $2.7 million benefit expense forecasted for fiscal 2004 by approximately $1.3 million. Ameron charged $2.1 million under the plans in fiscal 2003.
    Jim Marlen continued, "Terminating the benefit plans should be beneficial for Ameron in the future. Operationally, soft market conditions are impacting the Water Transmission and Performance Coatings & Finishes Groups, but the Fiberglass-Composite Pipe Group and TAMCO should have outstanding years. Operations in Hawaii are recovering nicely, and pole sales continue at a strong pace. The strikes are finally behind us, and we expect a solid operating performance in the second half of the year."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait and Egypt.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
                      Three Months Ended May 31,
                 (In thousands, except per share data)
                              (Unaudited)

                                                   2004       2003

Sales                                            $ 150,516  $ 147,844
Cost of Sales                                     (113,930)  (107,527)

Gross Profit                                        36,586     40,317
Selling, General and Administrative Expenses      ( 31,630)  ( 31,989)
Other Income                                         1,488      5,077

Income before Interest and Income Taxes              6,444     13,405

Interest Expense, Net                              ( 1,498)   ( 1,834)

Income before Income Taxes                           4,946     11,571
Provision for Income Taxes                         ( 1,464)   ( 3,800)

Income before Equity in Earnings of Joint
 Venture                                             3,482      7,771
Equity in Earnings of Joint Venture, Net of
 Taxes                                               3,391         54

Net Income                                       $   6,873  $   7,825


Net Income Per Diluted Share                     $     .82  $     .97


Cash Dividends Paid Per Share                    $     .20  $     .20


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
                       Six Months Ended May 31,
                 (In thousands, except per share data)
                              (Unaudited)

                                                   2004       2003

Sales                                            $ 280,184  $ 278,465
Cost of Sales                                     (213,659)  (205,483)

Gross Profit                                        66,525     72,982
Selling, General and Administrative Expenses      ( 64,946)  ( 60,558)
Other Income                                         2,054      5,965

Income before Interest and Income Taxes              3,633     18,389

Interest Expense, Net                              ( 3,269)   ( 3,303)

Income before Income Taxes                             364     15,086
Provision for Income Taxes                           ( 120)   ( 4,938)

Income before Equity in Earnings of Joint
 Venture                                               244     10,148
Equity in Earnings of Joint Venture, Net of
 Taxes                                               3,876      ( 148)

Net Income                                       $   4,120  $  10,000


Net Income Per Diluted Share                     $     .49  $    1.24


Cash Dividends Paid Per Share                    $     .40  $     .36


                   Ameron International Corporation
            Condensed Consolidated Statements of Cash Flows
                       Six Months Ended May 31,
                            (In thousands)
                              (Unaudited)

                                                       2004     2003

Operating Activities
  Net Income                                         $ 4,120  $10,000
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operations                              9,442   10,596
  Changes in Operating Assets and Liabilities          7,003    2,172

Net Cash Provided by Operations                       20,565   22,768

Investing Activities
  Proceeds from Sale of Assets                           218      382
  Additions to Property, Plant and Equipment          (7,793)  (8,755)

Net Cash Used in Investing Activities                 (7,575)  (8,373)

Financing Activities
  Short and Long-Term Borrowings, Net                   (285)  (5,201)
  Debt Issuance Costs                                      -   (1,520)
  Dividends on Common Stock                           (3,329)  (2,848)
  Issuance of Common Stock                             3,199      409
  Change in Treasury Stock                              (251)     136

Net Cash Used in Financing Activities                   (666)  (9,024)

Effect of Exchange Rate Changes on Cash and Cash
 Equivalents                                              84      640

Net Change in Cash and Cash Equivalents              $12,408  $ 6,011


                   Ameron International Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                            May 31,       November 30,
                                             2004             2003
                                          (Unaudited)

ASSETS
Current Assets
  Cash and Cash Equivalents                $ 32,798          $ 20,390
  Receivables, Net                          149,535           155,629
  Inventories                                89,830            91,371
  Other Current Assets                       29,015            28,123

    Total Current Assets                    301,178           295,513
Investments in Joint Ventures
  Equity Method                              14,063            13,064
  Cost Method                                 5,479             5,479
Property, Plant and Equipment, Net          149,662           150,586
Goodwill and Intangible Assets               13,583            13,526
Other Assets                                 56,173            55,324

  Total Assets                             $540,138          $533,492

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current Portion of Long-Term Debt        $  8,333          $  8,333
  Trade Payables                             51,543            47,512
  Accrued Liabilities                        51,362            53,091
  Income Taxes Payable                        4,097             9,568

    Total Current Liabilities               115,335           118,504
Long-Term Debt, Less Current Portion         85,819            86,044
Other Long-Term Liabilities                  76,053            72,832

  Total Liabilities                         277,207           277,380
Stockholders' Equity
  Common Stock                               27,740            27,186
  Additional Paid-In Capital                 20,941            16,443
  Unearned Restricted Stock                  (2,963)           (1,481)
  Retained Earnings                         295,046           294,255
  Accumulated Other Comprehensive
   Loss                                     (29,059)          (31,768)
  Treasury Stock                            (48,774)          (48,523)

    Total Stockholders' Equity              262,931           256,112

  Total Liabilities and
   Stockholders' Equity                    $540,138          $533,492



    CONTACT: Ameron International Corporation
             James S. Marlen/Gary Wagner, 626-683-4000